EXHIBIT 99.1

[EMAIL FROM SCOTT TURICCHI TO j2 GLOBAL BROKERAGE ANALYSTS]

There have been questions raised about j2 Global’s addressable market since the publication of the November 11, 2002 Barron’s article regarding the Company which quoted fax industry analyst, Peter Davidson. Please find attached an email from Mr. Davidson to the editor at Barron’s which is self–explanatory. If you have any questions, please feel free to call me.

Regards,

Scott

[COPY OF LETTER TO BARRON’S EDITOR]

Dear Editor:

I was quoted by Eric J. Savitz in article about j2 Global Communications, appearing in Barron’s November  11, 2002 issue. I was attributed with the statement that the ’“inbound fax market” is just $92 million this year, growing to $155 million in 2006.’ I would like to set the record straight. The total global fax market is estimated to be a $80 billion market of which more than $40 billion is spent on the inbound portion. The $92 million referred to in the article is my estimate of the inbound fax–to–email market, which is a replacement technology for the traditional inbound fax market of $40 billion. This technology solution makes up only a portion of j2 Global’s business, although Mr. Savitz kept referring to j2’s outbound technology as hard to use, for no particular reason. It is also unfortunate that Mr. Savitz listened to me talk about j2’s corporate business, which is spectacular, and to ignore it out of hand. Mr. Savitz had an agenda. He wasn’t looking for anything positive about j2 and wouldn’t hear it when spoken.

Peter Davidson
Fax Industry Analyst
Davidson Consulting